Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124002

23,420,540 Shares of Common Stock

ONSTREAM MEDIA CORPORATION
Supplement dated November 29, 2006
to Prospectus dated June 29, 2005

This Prospectus Supplement (the “Supplement”) updates the table in the “Selling Security Holders” section of the prospectus dated June 29, 2005 (the "Prospectus"), to reflect the number of shares currently owned and offered by Omicron Master Trust ("Omicron"), Rockmore Investment Master Fund Ltd. (“Rockmore”) and Portside Growth and Opportunity Fund (“Portside”), adjusted to reflect recent transfers of securities from Omicron to Rockmore and Portside, as well as other changes in Omicron’s holdings since the date of the Prospectus, as follows:

Name of selling security holder	Number of shares owned	Percentage owned before offering	Shares to be offered	Shares to be owned after offering	Percentage owned after offering
Omicron Master Trust (45)	208,400	2.5%	208,400	0	0.0%
Rockmore Investment Master Fund Ltd. (65)	241,427	2.8%	241,427	0	0.0%
Portside Growth and Opportunity Fund (66)	395,180	4.6%	395,180	0	0.0%

The number of shares owned and offered in the Prospectus by the selling security holders included 2,175,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share and 1,087,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share. All of these warrants, except for warrants corresponding with an aggregate of 31,250 common shares, expired on September 13, 2006. As a result, the aggregate number of shares owned and offered by Omicron, Rockmore and Portside as presented in this Supplement is 262,500 less than the aggregate number of shares presented as owned and offered by those three parties in the Prospectus.

The footnotes to the "Selling Security Holders" section of the Prospectus are updated as follows:

(45)	The number of shares owned and offered includes:

*	82,860 shares of our common stock issued in lieu of certain cash interest payments on the $525,000 principal amount 8% senior secured convertible notes due to Omicron through September 30, 2006, and

*	125,540 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share.

The 82,860 shares of common stock included above in the number of shares owned and offered by Omicron were issued to Omicron through the date of this Supplement. However, 5,007 of these shares were included in the Prospectus as held by Omicron at that date and the remaining 77,853 of these shares were issued to Omicron subsequent to that date, pursuant to the inclusion of 131,250 shares of our common stock in the Prospectus for issuance in lieu of certain cash interest payments on 8% senior secured convertible notes. The remaining 53,397 of the 131,250 shares are included in this Supplement in the number of shares owned and offered by Rockmore and Portside - see footnotes 65 and 66.

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this Supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G controls Omicron and Winchester.

(65)
The number of shares owned and offered includes the following, arising from securities transferred from Omicron Master Trust to Rockmore Investment Master Fund Ltd. pursuant to Securities Transfer and Assignment Agreements dated April 1, 2006:

*	58,210 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,

*	166,303 shares of our common stock issuable upon the conversion of $166,303 principal amount 8% senior secured convertible notes, and

*
16,914 shares of our common stock to be issued in lieu of certain cash interest payments which represents approximately 25% of the $166,303 principal amount 8% senior secured convertible notes, less actual interest shares issued to Omicron through September 30, 2006 - see footnote 45.

Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this Supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(66)
The number of shares owned and offered includes the following, arising from securities transferred from Omicron Master Trust to Portside Growth and Opportunity Fund pursuant to a Securities Transfer and Assignment Agreement dated June 27, 2006:

*	358,697 shares of our common stock issuable upon the conversion of $358,697 principal amount 8% senior secured convertible notes, and

*
36,483 shares of our common stock to be issued in lieu of certain cash interest payments which represents approximately 25% of the $358,697 principal amount 8% senior secured convertible notes, less actual interest shares issued to Omicron through September 30, 2006 - see footnote 45.

Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares acquired by Portside Growth and Opportunity Fund, in or through this offering or through this prospectus, and will receive no compensation whatsoever in connection with sales of shares through this prospectus.

The Prospectus, together with this Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon conversion or exercise of the notes or warrants. All references in the Prospectus to "this prospectus" are amended to read "this prospectus as supplemented and amended".

This Supplement does not contain complete information about the shares of common stock of Onstream. Additional information is contained in the Prospectus dated June 29, 2005 and this Supplement should be read in conjunction with the Prospectus dated June 29, 2005.